Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Second Quarter Fiscal 2010 Results;
Delivers Improved Gross Margin, Adjusted EBITDA and Free Cash Flow;
Reduces Net Debt by $81 Million

RACINE, WI, October 29, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter of fiscal 2010, as follows:

Second Quarter	2010	2009	Change
($ in millions except per share data)
Net Sales	$282.3	$390.5	$(108.2)
Gross Profit	$42.4	$52.6	$(10.2)
% of Sales	15.0%	13.5%	150	bp
Selling, General & Administrative (SG&A) Expenses	$37.0	$57.5	$(20.5)
Pre-Tax Loss from Continuing Operations	$(4.0)	$(15.2)	$11.2
Loss from Continuing Operations	$(4.9)	$(12.9)	$8.0
Diluted Loss Per Share from Continuing Operations	$(0.15)	$(0.40)	$0.25
Adjusted EBITDA	$22.7	$19.7	$3.0

Free Cash Flow	$11.9	$(7.0)	$18.9
Net Debt (a)	$124.7	$205.7	$(81.0)
(a) As of September 30, 2009 and March 31, 2009, respectively

“We are pleased with Modine’s performance during the second quarter of fiscal 2010, especially given the current economic environment,” said Thomas A. Burke, Modine President and Chief Executive Officer.  “On a sequential basis, sales rose 11 percent and we saw significant improvements in gross margin and adjusted EBITDA since the first quarter. Although sales were down 28 percent year over year, we delivered a 150 basis point improvement in gross margin, reduced SG&A costs by more than $20 million and generated the strongest adjusted EBITDA in five quarters. During the quarter, we completed a public offering of our common stock and used the proceeds to significantly reduce net debt.  As we move into the second half of fiscal 2010, we are encouraged by the sales trends in our business and the early signs of stabilization and selective, modest improvements within our end markets. Yet we are mindful of continued recessionary pressures, along with the impact that restructuring, new program launch activities and recent increases in material costs may have on our future financial results. As we execute our Four-Point Plan, we are positioning Modine for profitable growth as market volumes recover.”

Second Quarter Overview
•	Sales volumes declined 28 percent from a year ago as a result of the economic downturn, yet improved sequentially across all segments, up 11 percent compared to the first quarter of fiscal 2010;
•
Gross margin of 15.0 percent rose 150 basis points from the second quarter of fiscal 2009 and 90 basis points from the first quarter of fiscal 2010, primarily attributable to a significant reduction in direct and indirect costs in the company’s manufacturing facilities;

Second Quarter Fiscal 2010 Results – Page 2

•
Selling, general & administrative expenses decreased $20.5 million, or 36 percent, from the second quarter of fiscal 2009, as the company’s refocused product portfolio has enabled it to significantly lower  SG&A expenses;

•
Adjusted EBITDA of $22.7 million during the second quarter of fiscal 2010 and $39.6 million year-to-date exceeded the company’s expectations and was in compliance with its minimum adjusted EBITDA loan covenants;

•
The company’s recently completed public offering of common stock generated proceeds of approximately $93 million that were used primarily to reduce the company’s indebtedness and, thereby, provide additional financial flexibility and liquidity;

•
The company recorded an impairment charge of $2.8 million for its Harrodsburg, Kentucky, facility based on the company’s intention to close this facility.  The company announced the intended closure of this facility last week in an effort to create greater scale efficiencies as part of its Four-Point Plan; and

•
Effective in the second quarter of fiscal 2010, the company’s Fuel Cell business, which previously was reported as a separate segment, is now reported as a product line within the company’s Original Equipment – North America segment for all periods presented.

Cash and Liquidity
“The additional capital raised in our recently completed secondary stock offering, combined with our strong performance during the quarter, enabled Modine to generate positive free cash flow and substantially reduce our debt balance,” said Bradley C. Richardson, Executive Vice President – Corporate Strategy and Chief Financial Officer.  “With our improved liquidity and Four-Point Plan framework, we are well positioned to maintain a more conservative balance sheet, while having the flexibility to invest a portion of the proceeds generated from the stock offering to:

•	Protect our vehicular business and accelerate our restructuring;
•	Grow our Commercial HVAC business; and
•	Fund working capital needs.”

Free cash flow was $11.9 million during the second quarter of fiscal 2010, compared with a free cash outflow of $7.0 million in the comparable period of fiscal 2009.  The improvement in income from operations resulting from our cost reduction efforts, as well as reduced capital spending, contributed to the year over year improvement in free cash flow.  The company’s net debt at September 30, 2009 was $124.7 million, compared to $205.7 million at March 31, 2009.  As of September 30, 2009, the company had cash on hand of approximately $55 million and additional available borrowing capacity of approximately $129 million.  The company believes it has sufficient liquidity to manage its business and expects to be in compliance with its financial covenants through the remainder of fiscal 2010 and through the term of the credit agreement.

Outlook
While Modine is anticipating modest sales volume improvement in certain key markets and improved commercial vehicle build rates in North America, the sluggish economy continues to have an adverse effect on the company. The company’s expectations for the remainder of fiscal 2010 include:

•	Revenues slightly higher than the second quarter 2010 run rate based on program launches and modest end-market improvements;
•
Increased manufacturing costs based on higher material costs and the impact of expected production inefficiencies driven by new program launches and plant closure activities, all of which will put pressure on the company’s gross margin;

•	SG&A costs relatively consistent at a quarterly run rate of approximately $40 million;
•	Planned capital spending of approximately $30 million; and
•	Positive free cash flow and a decrease in net debt balances over the remainder of the fiscal year, further improving the company’s liquidity.

“As we move forward in fiscal 2010, we are driving the fundamentals of our Four-Point Plan, which include portfolio rationalization, manufacturing realignment, SG&A cost reduction and capital allocation discipline,” concluded Burke.  “This combination of strategies has served us well during the economic downturn and is having a positive effect on our financial results as we manage the business through the economic trough. We are realizing the benefits of the aggressive actions we have taken to improve profitability and lower our cost structure and break-even levels.  Although the general business climate remains challenging, we are building long term business momentum through a more focused product portfolio, better utilization of our asset base and significant cost reductions.  Perhaps most encouraging, the fundamental growth drivers of our business – emissions reduction, energy efficiency, and infrastructure development – remain intact and are resulting in improved customer relationships and new, incremental program wins globally.”

Second Quarter Fiscal 2010 Results – Page 3

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 29, 2009 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss the fiscal 2010 second quarter.  The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800-510-0178 passcode: 27993102.  The international call-in number is 617-614-3450; passcode: 27993102.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes.  A call-in replay will be available through November 30, 2009, at 888-286-8010; passcode: 46489773 or, for international callers, at 617-801-6888; passcode:  46489773.  A transcript of the call will be posted to the company’s website after October 30, 2009.

About Modine
Modine, with fiscal 2009 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,000 people at 32 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part II of the company's Annual Report on Form 10-K for the year ended March 31, 2009 and under Forward-Looking Statements in Item 2 of Part I of that same report, as revised by Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 15, 2009, and the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  Other risks and uncertainties include, but are not limited to, the following: the company’s ability to remain in compliance with its debt agreements and financial covenants going forward; Modine’s ability to fund its liquidity requirements and meet its long-term commitments; the impact the current global economic uncertainty is having on Modine, its customers and its suppliers and any worsening of such economic conditions; the secondary effects on Modine’s future cash flows and liquidity that may result from Modine’s customers and lenders dealing with the economic crisis and its consequences; Modine’s ability to limit capital spending and/or consummate planned divestitures; Modine’s ability to successfully execute its four-point recovery plan; the nature of the vehicular industry, including continued depressed customer build rates; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures
Adjusted EBITDA, Net Debt and Free Cash Flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance for the company’s business. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Second Quarter Fiscal 2010 Results – Page 4

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The company’s (loss) earnings from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $34.0 million of cash restructuring and repositioning charges, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above mentioned items.

Definition – Net Debt
The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free Cash Flow
The sum of net cash provided by (used for) operating and investing activities, further adjusted for net cash provided by (used for) financing activities except for advances and repayments of long-term debt, issuance of common stock and dividends. This is a liquidity measure of the cash available for permitted distributions.

-- Financial tables follow --

Second Quarter Fiscal 2010 Results – Page 5

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Net sales	$282,298	$390,488	$535,930	$828,359
Cost of sales	239,939	337,857	457,706	702,878
Gross profit	42,359	52,631	78,224	125,481
Selling, general & administrative expenses	37,017	57,520	75,564	116,010
Restructuring (income) expense	(3,159)	2,872	(1,963)	2,819
Impairment of long-lived assets	3,849	3,031	4,843	3,165
Income (loss) from operations	4,652	(10,792)	(220)	3,487
Interest expense	9,643	2,922	15,102	5,545
Other (income) expense - net	(976)	1,455	(6,681)	(298)
Loss from continuing operations before income taxes	(4,015)	(15,169)	(8,641)	(1,760)
Provision for (benefit from) income taxes	871	(2,262)	1,887	4,563
Loss from continuing operations	(4,886)	(12,907)	(10,528)	(6,323)
Loss from discontinued operations (net of income taxes)	(1,571)	(1,167)	(10,432)	(813)
Gain on sale of discontinued operations (net of income taxes)	-	848	-	1,697
Net loss	$(6,457)	$(13,226)	$(20,960)	$(5,439)

Loss from continuing operations per common share:
Basic	$(0.15)	$(0.40)	$(0.32)	$(0.20)
Diluted	$(0.15)	$(0.40)	$(0.32)	$(0.20)

Net loss per common share:
Basic	$(0.19)	$(0.41)	$(0.64)	$(0.17)
Diluted	$(0.19)	$(0.41)	$(0.64)	$(0.17)

Weighted average shares outstanding:
Basic	33,194	32,065	32,629	32,052
Diluted	33,194	32,065	32,629	32,052

Dividends paid per share	$-	$0.10	$-	$0.20

Comprehensive earnings (loss), which represents net loss adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended September 30, 2009 and 2008 were $9,400 and $(59,864), respectively, and for the six month periods ended September 30, 2009 and 2008, were $24,375 and $(48,755), respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	September 30, 2009	March 31, 2009
Assets
Cash and cash equivalents	$54,649	$43,536
Short term investments	1,058	1,189
Trade receivables - net	144,764	122,266
Inventories	90,328	88,077
Assets held for sale	47,282	29,173
Other current assets	46,795	41,610
Total current assets	384,876	325,851
Property, plant and equipment - net	457,647	426,565
Assets held for sale	32,257	34,328
Other noncurrent assets	63,362	65,388
Total assets	$938,142	$852,132
Liabilities and shareholders' equity
Debt due within one year	$211	$5,232
Accounts payable	113,104	94,506
Liabilities of business held for sale	43,611	28,018
Other current liabilities	115,805	123,277
Total current liabilities	272,731	251,033
Long-term debt	179,139	243,982
Deferred income taxes	11,688	9,979
Liabilities of business held for sale	16,088	12,181
Other noncurrent liabilities	95,235	91,120
Total liabilities	574,881	608,295
Shareholders' equity	363,261	243,837
Total liabilities & shareholders' equity	$938,142	$852,132

Second Quarter Fiscal 2010 Results – Page 6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Six months ended September 30,	2009	2008

Cash flows from operating activities:
Net loss	$(20,960)	$(5,439)
Adjustments to reconcile net loss with net cash provided by operating activities:
Depreciation and amortization	33,076	38,705
Impairment of long-lived assets	12,489	3,165
Other - net	(631)	(6,213)
Net changes in operating assets and liabilities	(5,105)	10,038
Net cash provided by operating activities	18,869	40,256

Cash flows from investing activities:
Expenditures for plant, property and equipment	(33,947)	(46,207)
Proceeds from dispositions of assets	4,941	10,638
Settlement of derivative contracts	(5,438)	599
Other - net	3,418	3,145
Net cash used for investing activities	(31,026)	(31,825)

Cash flows from financing activities:
Net (decrease) increase in debt	(71,309)	25,288
Issuance of common stock	93,589	-
Cash dividends paid	-	(6,451)
Other - net	(2,536)	2,463
Net cash provided by financing activities	19,744	21,300

Effect of exchange rate changes on cash	3,722	(5,636)
Change in cash balances held for sale	(196)	-

Net increase in cash and cash equivalents	11,113	24,095

Cash and cash equivalents at beginning of the period	43,536	38,595

Cash and cash equivalents at end of the period	$54,649	$62,690

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Sales:
Original Equipment - Asia	$7,183	$3,464	$13,477	$9,049
Original Equipment - Europe	112,340	169,858	217,608	386,986
Original Equipment - North America (a)	100,745	127,600	192,263	261,939
South America	27,976	44,772	50,617	86,118
Commercial Products	45,221	53,186	79,585	102,070
Segment sales	293,465	398,880	553,550	846,162
Corporate and administrative	692	885	1,538	1,734
Eliminations	(11,859)	(9,277)	(19,158)	(19,537)
Total net sales	$282,298	$390,488	$535,930	$828,359

Operating income/(loss):
Original Equipment - Asia	$(1,351)	$(2,284)	$(2,955)	$(4,166)
Original Equipment - Europe	7,151	9,630	9,357	36,486
Original Equipment - North America (a) (b)	1,347	(13,877)	4,093	(24,182)
South America	2,315	6,418	3,508	10,608
Commercial Products	5,779	4,835	8,204	8,708
Segment income from operations	15,241	4,722	22,207	27,454
Corporate and administrative (b)	(10,611)	(15,480)	(22,541)	(23,979)
Eliminations	22	(34)	114	12
Income (loss) from operations	$4,652	$(10,792)	$(220)	$3,487

(a)
Sales and operating income/(loss) were retrospectively adjusted for comparative purposes to reflect the realignment of the Fuel Cell segment into the Original Equipment – North America segment for the three and six months ended September 30, 2009 and 2008.

(b)
Operating income/(loss) was retrospectively adjusted for comparative purposes to reflect the realignment of $4,782 and $9,953 of support department costs previously included in Corporate and administrative into the Original Equipment - North America segment for the three and six months ended September 30, 2008, respectively.

Second Quarter Fiscal 2010 Results – Page 7

Modine Manufacturing Company
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Loss from continuing operations	$(4,886)	$(12,907)	$(10,528)	$(6,323)
Interest expense	9,643	2,922	15,102	5,545
Provision for (benefit from) income taxes	871	(2,262)	1,887	4,563
Depreciation and amortization (a)	16,183	17,589	31,938	35,577
EBITDA from continuing operations	21,811	5,342	38,399	39,362

Restructuring and repositioning (income) charges	(2,334)	4,762	(71)	7,066
Non-cash charges (b)	3,264	9,549	1,228	9,903
Adjusted EBITDA	$22,741	$19,653	$39,556	$56,331

(a)	Depreciation and amortization expense represents total depreciation and amortization from continuing operations less accelerated depreciation which is included in non-cash charges.
(b)
Non-cash charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net debt (unaudited)
(In thousands)

	September 30, 2009	March 31, 2009
Debt due within one year	$211	$5,232
Long-term debt	179,139	243,982
Total debt	179,350	249,214

Less: cash and cash equivalents	54,649	43,536
Net debt	$124,701	$205,678

Free cash flow (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2009	2008	2009	2008
Net cash provided by operating activities (c)	$14,334	$25,138	$22,318	$40,256
Net cash used for investing activities	(4,699)	(22,102)	(31,026)	(31,825)
Other financing activities - net	(410)	(4,289)	(2,536)	2,463
Effect of exchange rate changes on cash	1,587	(5,737)	3,722	(5,636)
Change in cash balances held for sale	1,072	-	(196)	-
Free cash flow	$11,884	$(6,990)	$(7,718)	$5,258

(c)
Net cash provided by operating activities for the three and six months ended September 30, 2009 excludes the make-whole payment of $3,449 related to the paydown of long-term debt as a result of the issuance of common stock.